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                                                                    EXHIBIT 99.1


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(NABORS INDUSTRIES LOGO)                                            NEWS RELEASE

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                   NABORS' HURRICANE KATRINA DAMAGE ASSESSMENT


HAMILTON, BERMUDA, SEPTEMBER 1, 2005, NABORS INDUSTRIES LTD. (AMEX: NBR), today announced the results of its preliminary assessment of damage incurred during Hurricane Katrina. Nabors had four rigs either directly or immediately east of the eye path and has ascertained, based upon initial observations, that three of the rigs escaped with little damage. The company has established that its SuperSundowner(TM) Rig XII (SSDXII) was lost when the platform upon which it was working was lost to the storm. Minimal damage has been observed on one of the company's workover jackups, Dolphin 110, primarily attributable to water intrusion through blown-out windows in the pilothouse and quarters. Plans are under way to move the rig to a dock for closer inspection and repairs on the quarters, a full mast inspection and potential repairs to one leg. Nabors has also been able to survey its Gulf of Mexico operations center at Harvey, Louisiana and has ascertained that the office building did experience some roof damage which allowed rain water intrusion but did not experience any significant flooding. The Company does not expect to be able to resume normal use of the facility however, until land access and power are restored, and currently is operating out of its New Iberia, Louisiana facility. The company expects that the loss of SSDXII and the extent of repairs on Dolphin 110, net of insurance proceeds, will not have a material adverse effect on its financial statements.

The Nabors companies own and operate almost 600 land drilling and approximately 875 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 43 platform rigs, 19 jack-up units and three barge rigs in the United States and multiple international markets. Nabors markets 28 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors actual results may differ materially from those indicated or implied by such forward-looking statements.

For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at (281) 775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at
(441) 292-1510 or via email at dan.mclachlin@nabors.com.